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                                                               Exhibit (a)(5)(K)

[ARVINMERITOR(TM) LOGO]

                                                                       CONTACTS:
                                                                 MEDIA INQUIRIES
                                                                     Lin Cummins
                                                                  (248) 435-7112
                                                  linda.cummins@arvinmeritor.com

                                                              INVESTOR INQUIRIES
                                                                   Alice McGuire
                                                                  (248) 655-2159
                                                  alice.mcguire@arvinmeritor.com

                                                             ALTERNATE CONTACTS:
                                                         Dan Katcher/Ellen Barry
                                          Joele Frank, Wilkinson Brimmer Katcher
                                                                  (212) 355-4449

FOR IMMEDIATE RELEASE

                    ARVINMERITOR BELIEVES DANA COUNTERCLAIMS
                                  WITHOUT MERIT

     TROY, MICH., (Aug 22, 2003) - ArvinMeritor, Inc. (NYSE: ARM) today issued the following statement regarding the answer filed by Dana Corporation (NYSE:
DCN) and its Board of Directors in response to ArvinMeritor's lawsuit that was filed on July 8, 2003 in the Circuit Court for the City of Buena Vista, Virginia, and the answer and counterclaims filed by Dana in response to ArvinMeritor's lawsuit that was filed on July 9, 2003 in the United States Federal District Court for the Western District of Virginia.

     "We believe Dana's counterclaims are without merit and we will contest them vigorously. Dana's Board of Directors and management continue to manufacture roadblocks to a combination of Dana and ArvinMeritor in an effort to further entrench themselves at Dana's shareowners' expense and to prevent shareowners from receiving substantial value for their investment in Dana."

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     ArvinMeritor, Inc. is a premier $7-billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. In addition, ArvinMeritor is a leader in coil coating applications. The company is headquartered in Troy, MI, and employs 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor's common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company's Web site at: www.ArvinMeritor.com.

                                      # # #

     The solicitation and offer to purchase is made only pursuant to the Offer to Purchase and related materials that ArvinMeritor and Delta Acquisition Corp. filed with the Securities and Exchange Commission on July 9, 2003. Investors and security holders are advised to read such documents because they include important information. Investors and security holders may obtain a free copy of such documents at the SEC's website at www.sec.gov, from ArvinMeritor at 2135 W. Maple Road, Troy, MI 48084, Attn: Investor Relations, or by contacting Mackenzie Partners, Inc. at (212) 929-5500 collect or at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.